Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

First Quarter Comparable Sales up 0.6%;

First Quarter Net Income $7.0 million, EPS $0.11 per diluted share;

Confirms Lower End of Guidance

CANTON, Mass., May 25, 2023 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the first quarter of fiscal 2023, and provided an update on sales and earnings guidance for the fiscal year.

First Quarter Financial Highlights

•
Total sales for the first quarter were $125.4 million, down 1.7% from $127.7 million in the first quarter of fiscal 2022. Comparable sales for the first quarter of fiscal 2023 increased 0.6% as compared to the first quarter of fiscal 2022.
•
Net income for the first quarter was $0.11 per diluted share, as compared to net income of $0.20 per diluted share in the first quarter of fiscal 2022. On a comparative basis, adjusted net income (a non-GAAP measure), which assumes a normalized tax rate of 26% and adjusts for any asset impairments (gains), was $0.14 per diluted share for the first quarter of fiscal 2022, as compared to $0.11 per diluted share for the first quarter of fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) for the first quarter was $12.6 million, or 10.1% of sales, as compared to $17.3 million, or 13.5% of sales in the first quarter of fiscal 2022.
•
Total cash and investments were $46.0 million at April 29, 2023, as compared to $7.5 million at April 30, 2022, with no outstanding debt for either period. Availability under our credit facility was $93.8 million at April 29, 2023, as compared to $85.0 million at April 30, 2022.

Management’s Comments

“We are pleased to report our 9th consecutive quarter of positive comp sales growth. While this has been a more challenging growth quarter affected by broader macro headwinds that have impacted consumer spending, we remain focused on our vision to provide Big + Tall men the freedom to choose their own style. Our brand’s positioning campaign to the Big + Tall consumer is “Wear What You Want SM”. This campaign is driven by DXL’s competitively differentiated position in Fit, Assortment, and Experience. We remain incredibly excited and enthusiastic about our ability to be the haven for the Big + Tall customer whether he is shopping online or in-store. After all, Big + Tall is all that we do!” said Harvey Kanter, President, and Chief Executive Officer.

“We believe the work that we have done over the past two years to transform and reposition the DXL brand has enabled us to mitigate some of the inherent risk in the broader economy. We believe that our positive comp for the quarter is outperforming the overall retail apparel market, which gives us confidence that the DXL concept is still resonating in the minds of Big + Tall consumers. On an operating level and from a consumer-facing perspective, we plan to continue driving marketing initiatives to engage the consumer more profoundly and in more personalized and more relevant ways. Conversely, from a back-end perspective, we continue to run our inventory lean as demonstrated by the quarter end inventory, which was 11% below pre-pandemic levels, and turnover, which was up over 25% from the first quarter of 2019.

“Lastly, it cannot go without saying how well the team has managed the business in the current environment. As noted, our inventory is in a healthy position, and we expect to continue to maintain our low promotional cadence. With cash on hand, no outstanding debt and full availability under our credit facility, we are continuing to pursue our strategic initiatives this year as we look to further grow our business," Kanter concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2023 were $125.4 million, as compared to $127.7 million in the first quarter of fiscal 2022. Comparable sales for the first quarter were up 0.6% with comparable sales from our stores up 1.5% and our direct business down 1.6%. This increase in comparable sales was offset by sales from closed stores and a decrease in non-comparable sales.

Sales for the quarter started off strong with a comparable sales increase of 9.1% in February. However, we saw a comparable sales decline in March of (2.8)% and in April of (1.9)%. The slowdown in sales was primarily driven by decreases in traffic, both to our stores and web, but was partially offset by increased dollars per transaction and conversion. Throughout the quarter, our stores performed better than our direct business, but we continued to see sales growth from online marketplaces and our mobile app.

Gross Margin

For the first quarter of fiscal 2023, our gross margin rate, inclusive of occupancy costs, was 48.6% as compared to a gross margin rate of 50.0% for the first quarter of fiscal 2022.

Our gross margin rate decreased by 140-basis points, with a decrease in merchandise margin of 110-basis points and an increase of 30-basis points in occupancy costs primarily due to the deleveraging of sales. The decrease in merchandise margin of 110-basis points was due to increased costs on certain private-label merchandise, much of which we absorbed rather than passing on to the customer through price increases. We also experienced increased shipping costs related to direct-to-consumer shipments and costs related to our loyalty program with more sales tendered with loyalty certificates, as compared to the first quarter of fiscal 2022. These cost increases were partially offset by lower inbound freight costs. For the year, we expect gross margin rates to be approximately 100-basis points lower than fiscal 2022.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2023 were 38.5% as compared to 36.5% for the first quarter of fiscal 2022.

On a dollar basis, SG&A expenses increased by $1.7 million as compared to the first quarter of fiscal 2022. The increase was primarily due to an increase in payroll-related costs from new positions added in the past year to support our long- range plan growth initiatives and merit increases implemented last year. We also saw increases in benefit costs over the first quarter of the prior year.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 21.1% of sales in the first quarter of fiscal 2023 as compared to 20.2% of sales in the first quarter of fiscal 2022. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.4% of sales in the first quarter of fiscal 2023 as compared to 16.3% of sales in the first quarter of fiscal 2022. Marketing costs for the first quarter were 5.5% of sales as compared to 5.3% of sales for the first quarter of fiscal 2022. For fiscal 2023, marketing costs are expected to be approximately 5.7% of sales.

Interest Income (Expense), Net

Net interest income for the first quarter of fiscal 2023 was $0.3 million, as compared to interest expense of $0.1 million for the first quarter of fiscal 2022. For the first quarter of fiscal 2023, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility during either period.

Income Taxes

As a result of the valuation allowance against our deferred tax assets being substantially released during fiscal 2022, we have returned to a normal tax provision for fiscal 2023. Accordingly, for the first quarter of fiscal 2023, the effective tax rate was 26.6% as compared to 0.8% for the first quarter of fiscal 2022. The effective tax rate for the first quarter of fiscal 2022 was reduced from the statutory rate due to the utilization of fully reserved net operating loss carryforwards ("NOLs").

Net Income

For the first quarter of fiscal 2023, net income was $7.0 million, or $0.11 per diluted share, as compared to net income for the first quarter of fiscal 2022 of $13.4 million, or $0.20 per diluted share.

On a non-GAAP basis, assuming a normalized tax rate of 26% and adjusting for asset impairment (gain), if any, adjusted net income for the first quarter of fiscal 2023 was $7.0 million, or $0.11 per diluted share, as compared to $9.7 million, or $0.14 per diluted share, for the first quarter of fiscal 2022. There was no asset impairment (gain) for the first quarter of fiscal 2023 and a gain of $0.4 million for the first quarter of fiscal 2022.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2023 was $12.6 million, as compared to $17.3 million for the first quarter of fiscal 2022.

Cash Flow

Cash flow from operations for the first three months of fiscal 2023 was $(4.2) million as compared to $(1.5) million for the first three months of fiscal 2022. Free cash flow was $(5.9) million for the first three months of fiscal 2023 as compared to $(2.7) million for the first three months of fiscal 2022. The first quarter is historically a period of net cash use as we build our seasonal inventories and pay out prior year performance incentive accruals. The year-over-year decrease in free cash flow was primarily due to our lower earnings.

	For the three months ended
(in millions)	April 29, 2023	April 30, 2022
Cash flow from operating activities (GAAP basis)	$(4.2)	$(1.5)
Capital expenditures	(1.7)	(1.2)
Free Cash Flow (non-GAAP basis)	$(5.9)	$(2.7)

Non-GAAP Measures

Adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of April 29, 2023, we had cash and investments of $46.0 million as compared to $7.5 million at April 30, 2022, with no outstanding debt in either period. We did not have any borrowings under our credit facility during the first quarter and, at April 29, 2023, the availability under our credit facility was $93.8 million, as compared to $85.0 million at April 30, 2022.

As of April 29, 2023, our inventory increased approximately $3.4 million to $100.3 million, as compared to $96.9 million at April 30, 2022. While our inventory increased over last year's first quarter, inventory turnover was up over 25% from the first quarter of fiscal 2019, or pre-pandemic levels. Managing our inventory remains a primary focus for us given the potential impact that inflation may have on consumer spending. Based on the sales trends we started to see in March 2023, we took proactive measures and adjusted our receipt plan. At April 29, 2023, our clearance inventory was 7.8% of our total inventory, as compared to 6.9% at April 30, 2022 and below our historical benchmark of approximately 10.0%.

Stock Repurchase Program

In March 2023, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we may repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions. Shares of repurchased common stock will be held as treasury stock.

There were no repurchases of stock during the first quarter of fiscal 2023. We expect to begin executing the stock repurchase program in the second quarter of fiscal 2023, however the timing and the amount of any repurchases will be determined based on the Company’s evaluation of market conditions and other factors. The stock repurchase program will expire on March 16, 2024 and may be suspended, terminated or modified at any time for any reason.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2020:

	Year End 2020		Year End 2021		Year End 2022		At April 29, 2023
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	226	1,718	220	1,678	218	1,663	218	1,663
DXL outlets	17	82	16	80	16	80	16	80
CMXL retail	46	152	35	115	28	92	28	92
CMXL outlets	22	66	19	57	19	57	19	57
Total	311	2,018	290	1,930	281	1,892	281	1,892

We have executed our first lease agreement this year for a new store in the Los Angeles market. We are very close on our second new store which will be in the New York market and we expect to sign at least one more lease for a third whitespace store that we expect to open by the end of 2023. We have also started to convert four Casual Male stores to the DXL store format and we have started to remodel one existing DXL store. By the end of fiscal 2023, we expect to open 3 new DXL stores and 10 Casual Male to DXL conversion stores. We expect to have begun construction on at least 5 DXL remodels by the end of the year. Over the next three to five years, we believe we could potentially open 50 new DXL stores across the country. We expect our capital expenditures to range from $19.0 million to $21.0 million in fiscal 2023.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the first quarter of fiscal 2023, our direct sales were $38.1 million, or 30.4% of retail segment sales, as compared to $39.0 million, or 30.6% of retail segment sales in the first quarter of fiscal 2022.

Financial Outlook

Based on our results for the first quarter of fiscal 2023 and considering the macro-economic challenges and uncertainties regarding consumer spending seen throughout the retail industry, we are currently trending toward the lower end of our previously reported guidance for fiscal 2023 sales, net income and adjusted EBITDA margin, based on a 53-week year.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, May 25, 2023, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BIef8b31f994f445b488fe8c5f53dc89e8. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/gouwiz9v. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted net income and adjusted net income per diluted share is calculated by excluding any asset impairment charge (gain), subtracting the actual income tax provision (benefit) and applying an effective tax rate of 26%. The Company believes that this comparability is useful is comparing the actual results period to period. Adjusted net income per diluted share is then calculated by dividing the adjusted net income by the weighted average shares outstanding for the respective period, on a diluted basis.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2023, including expected sales, net income, gross margin and adjusted EBITDA margin; expected sales trends for fiscal 2023; the expected impact of marketing initiatives and marketing costs for fiscal 2023; our performance as compared to the overall retail apparel market; our ability to continue to attract new customers and gain market share; expected capital expenditures in fiscal 2023; our ability to manage inventory; the timing of any repurchases under our stock repurchase program; and expected changes in our store portfolio and plan for new or relocated stores. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2023, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the failure of the U.S. federal government to avoid a default and potential federal government shutdown, changes in consumer spending in response to the economy, the impact of rising inflation and the Russian invasion on Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	April 29, 2023	April 30, 2022
Sales	$125,442	$127,655
Cost of goods sold including occupancy	64,526	63,788
Gross profit	60,916	63,867

Expenses:
Selling, general and administrative	48,281	46,597
Impairment (gain) of assets	—	(351)
Depreciation and amortization	3,477	3,987
Total expenses	51,758	50,233

Operating income	9,158	13,634

Interest income (expense), net	339	(143)

Income before provision for income taxes	9,497	13,491
Provision for income taxes	2,530	103

Net income	$6,967	$13,388

Net income per share:
Basic	$0.11	$0.21
Diluted	$0.11	$0.20

Weighted-average number of common shares outstanding:
Basic	62,690	64,080
Diluted	66,316	68,370

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 29, 2023, January 28, 2023 and April 30, 2022
(In thousands)
(unaudited)

	April 29,	January 28,	April 30,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$29,933	$52,074	$7,540
Short-term investments	16,064	—	—
Inventories	100,258	93,004	96,868
Other current assets	8,895	8,934	9,249
Property and equipment, net	35,766	39,062	42,150
Operating lease right-of-use assets	125,981	124,356	129,877
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	29,072	31,455	—
Other assets	549	563	560
Total assets	$347,668	$350,598	$287,394

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$25,879	$27,548	$29,413
Accrued expenses and other liabilities	32,201	41,581	34,476
Operating leases	143,916	144,241	155,445
Stockholders' equity	145,672	137,228	68,060
Total liabilities and stockholders' equity	$347,668	$350,598	$287,394

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME AND

ADJUSTED NET INCOME PER DILUTED SHARE

(unaudited)

	For the three months ended
	April 29, 2023		April 30, 2022
	$	Per diluted share	$	Per diluted share
(in millions, except per share data)
Net income (GAAP basis)	$7.0	$0.11	$13.4	$0.20

Adjust for impairment (gain) of assets	—		(0.4)
Add back actual income tax provision	2.5		0.1
Add income tax provision, assuming a normal tax rate of 26%	(2.5)		(3.4)
Adjusted net income (non-GAAP basis)	$7.0	$0.11	9.7	$0.14

Weighted average number of common shares outstanding on a diluted basis		66.3		68.4

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended
	April 29, 2023	April 30, 2022
(in millions)
Net income (GAAP basis)	$7.0	$13.4
Add back:
Impairment (gain) of assets	—	(0.4)
Provision for income taxes	2.5	0.1
Interest (income) expense	(0.3)	0.1
Depreciation and amortization	3.5	4.0
Adjusted EBITDA (non-GAAP basis)	$12.6	$17.3

Sales	$125.4	$127.7
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	10.1%	13.5%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended
(in millions)	April 29, 2023	April 30, 2022
Cash flow from operating activities (GAAP basis)	$(4.2)	$(1.5)
Capital expenditures	(1.7)	(1.2)
Free Cash Flow (non-GAAP basis)	$(5.9)	$(2.7)